Exhibit 99.1

Universal Logistics Holdings, Inc. Acquires Specialized Rail Service, Inc.

Warren, MI – October 12, 2018 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, announced today its acquisition of Specialized Rail Service, Inc. (“Specialized Rail Service” or “SRS”).  With facilities in Clearfield, Utah and Las Vegas, Nevada, SRS offers local and regional intermodal drayage services, as well as transloading, cross-docking, warehousing and distribution, and intermodal facility management.  Specialized Rail Service boasts a fleet of over 140 tractors and provides capacity to much of the western United States. Utilizing a mix of both company-owned and owner-operator provided tractors, Specialized Rail Service provides flexible logistic solutions to satisfy a variety of customer needs.

“I am excited to announce SRS as the newest addition to the Universal family,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “Specialized Rail Service fits nicely in our acquisition strategy, and provides us an excellent platform for further expansion in the western United States.  By providing excellent customer service for over 20 years, Specialized Rail Service has earned its reputation as a best-in-class intermodal service provider.  I’m excited to have them on board, and look forward to our continued success.”

For the year-ended December 31, 2017, Specialized Rail Service reported total operating revenues of $25.8 million.  The purchase price was $12.3 million, subject to customary post-closing adjustments. Pursuant to the acquisition, SRS will operate as part of Universal Intermodal, Inc. and is expected to be immediately accretive.

About Universal

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, dedicated, intermodal, and value-added services.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to income from operations, total operating revenues, and earnings per diluted share. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.